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                                                           Exhibit 23(b)




               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors
Alternative Resources Corporation:


We consent to the use of our reports dated February 8, 1999, relating to the consolidated balance sheets of Alternative Resources Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, comprehensive income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, and the related financial statement schedule, incorporated by reference in this registration statement on Form S-8 from Alternative Resources Corporation's Annual Report on Form 10-K for the year ended December 31, 1998.


                                                     /s/ KPMG LLP

Chicago, Illinois
August 10, 1999